Exhibit 99.1

Ideal Power Reports Third Quarter 2025 Financial Results

AUSTIN, TX – November 13, 2025 -- Ideal Power Inc. (Nasdaq: IPWR) (“Ideal Power,” the “Company,” “we,” “us” or “our”), developer and innovative provider of the highly efficient and broadly patented B-TRAN® bidirectional semiconductor power switch, reports results for its third quarter ended September 30, 2025.

“I’m excited to have joined Ideal Power and thrilled by the strong foundation in place for growth. Our first design win customer successfully completed testing of the updated prototype solid-state circuit breakers (SSCBs) and we are currently working with them on the finalization of their first product design,” said David Somo, President and Chief Executive Officer of Ideal Power.

Somo continued, “We are delighted to announce securing the purchase order from Stellantis for custom development and packaged B-TRAN® devices targeting multiple electric vehicle (EV) applications. We completed our first of five deliverables under the purchase order. The remaining deliverables are expected to be completed next year.”

Key Third Quarter and Recent Operational Highlights

Execution to our B-TRAN® commercial roadmap continues, including:

●

Our first design win customer completed testing of the updated SSCB prototype breakers with enhanced capabilities. We are working with them on the finalization of their product design, ahead of the B-TRAN®-enabled product launch targeting AI data center customers.

●

Secured purchase order from Stellantis in late August for custom development and packaged B-TRAN® devices targeting multiple EV applications and completed our first of five deliverables under the purchase order in late September. The remaining deliverables are expected to be completed next year.

●	Engaged with a sixth global automaker. This automaker is evaluating B-TRAN® for low-loss, solid-state solutions for EV power switching and protection applications.

●	Shipped additional SSCB reference designs to large, potential customers including another global power management market leader.

●

Increased the power rating of our discrete B-TRAN® product by 50% and commenced sampling of these devices with the higher power rating. This development has sparked greater interest from both existing customers and new prospects in our sales pipeline.

●

Third-party automotive qualification and reliability testing of B-TRAN® devices is well underway with more than a thousand packaged B-TRAN® devices from multiple wafer runs. Test results continue to be positive with no failures to date.

●

B-TRAN® Patent Estate: Currently at 97 issued B-TRAN® patents with 47 of those issued outside of the United States and 73 pending B-TRAN® patents. Current geographic coverage includes North America, China, Taiwan, Japan, South Korea, India, and Europe.

Third Quarter 2025 Financial Results

●	Cash used in operating and investing activities in the third quarter of 2025 was $2.7 million compared to $2.4 million in the third quarter of 2024.

●	Cash used in operating and investing activities in the first nine months of 2025 was $7.4 million compared to $6.6 million in the first nine months of 2024.

●	Cash and cash equivalents totaled $8.4 million at September 30, 2025.

●	No long-term debt was outstanding at September 30, 2025.

●	Operating expenses in the third quarter of 2025 were $3.0 million compared to $2.9 million in the third quarter of 2024 due to modestly higher research and development spending.

●	Net loss in the third quarter of 2025 was $2.9 million compared to $2.7 million in the third quarter of 2024.

Conference Call and Webcast: Third Quarter 2025

The Company will hold a conference call on Thursday, November 13, 2025 at 10:00 AM Eastern Time to discuss its results and host a question-and-answer session. Analysts and investors may pose questions for management during the live conference call.

Interested persons may access the live conference call by dialing 888-506-0062 (U.S./Canada callers) or 973-528-0011 (international callers), using passcode 264361. It is recommended that participants call or log in 10 minutes ahead of the scheduled start time to ensure proper connection. An operator will register your name and organization. An audio replay will be available one hour after the live call until Midnight on November 27, 2025 by dialing 877-481-4010 using passcode 53161.

The live webcast and interactive Q&A will be accessible on the Company's Investor Relations website under the Events tab HERE. The webcast will be archived on the Company’s website for future viewing.

About Ideal Power Inc.

Ideal Power (NASDAQ: IPWR) is the developer and innovative provider of its broadly patented bidirectional semiconductor power switch, creating highly efficient and ecofriendly energy control solutions for electric vehicle, electric vehicle charging, renewable energy, energy storage, UPS/data center, solid-state circuit breaker and other industrial and military applications. The Company is focused on its patented Bidirectional, Bipolar Junction Transistor (B-TRAN®) semiconductor technology. B-TRAN® is a unique double-sided bidirectional AC switch that delivers substantial performance improvements over today’s conventional power semiconductors. Ideal Power’s B-TRAN® can reduce conduction and switching losses, complexity of thermal management and operating cost in AC power switching and control circuitry. For more information, visit the Company’s website at www.IdealPower.com, on LinkedIn, on Twitter, and on Facebook.

Safe Harbor Statement

All statements in this release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While Ideal Power’s management has based any forward-looking statements included in this release on its current expectations, the information on which such expectations were based may change. Such forward-looking statements include, but are not limited to, statements regarding the planned launch of a B-TRAN®-enabled product targeting AI data center customers by our first design win customer and the anticipated timing of deliverables under the purchase order from Stellantis. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not limited to, the success of our B-TRAN® technology, including whether the patents for our technology provide adequate protection and whether we can be successful in maintaining, enforcing and defending our patents, our inability to predict with precision or certainty the pace and timing of development and commercialization of our B-TRAN® technology, the rate and degree of market acceptance for our B-TRAN®, the impact of global health pandemics on our business, supply chain disruptions, and the expected performance of future products incorporating our B-TRAN®, and uncertainties set forth in our quarterly, annual and other reports filed with the Securities and Exchange Commission. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements, except as required by applicable law.

Ideal Power Investor Relations Contact

Jeff Christensen
Darrow Associates Investor Relations
jchristensen@darrowir.com

703-297-6917

IDEAL POWER INC.

Balance Sheets

(unaudited)

	September 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$8,394,113	$15,842,850
Accounts receivable, net	31,500	692
Inventory	65,087	96,406
Prepayments and other current assets	184,228	356,658
Total current assets	8,674,928	16,296,606

Property and equipment, net	408,675	415,232
Intangible assets, net	2,678,387	2,611,998
Right of use asset	419,589	483,497
Other assets	44,459	19,351
Total assets	$12,226,038	$19,826,684

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$229,199	$104,117
Accrued expenses	568,675	374,012
Current portion of lease liability	90,646	82,681
Total current liabilities	888,520	560,810

Long-term lease liability	334,430	403,335
Other long-term liabilities	929,247	1,007,375
Total liabilities	2,152,197	1,971,520

Stockholders’ equity:
Common stock	8,513	8,337
Additional paid-in capital	126,226,240	125,327,300
Treasury stock	(13,210)	(13,210)
Accumulated deficit	(116,147,702)	(107,467,263)
Total stockholders’ equity	10,073,841	17,855,164
Total liabilities and stockholders’ equity	$12,226,038	$19,826,684

IDEAL POWER INC.

Statements of Operations

(unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

Revenue	$24,450	$554	$37,728	$80,624
Cost of revenue	26,069	1,511	60,408	87,483
Gross loss	(1,619)	(957)	(22,680)	(6,859)

Operating expenses:
Research and development	1,793,162	1,684,063	5,261,173	4,613,703
General and administrative	958,938	893,969	2,755,998	2,695,041
Sales and marketing	266,598	320,642	945,791	996,992
Total operating expenses	3,018,698	2,898,674	8,962,962	8,305,736

Loss from operations	(3,020,317)	(2,899,631)	(8,985,642)	(8,312,595)

Interest income, net	79,667	209,283	305,203	490,556

Net loss	$(2,940,650)	$(2,690,348)	$(8,680,439)	$(7,822,039)

Net loss per share – basic and fully diluted	$(0.32)	$(0.31)	$(0.95)	$(0.99)

Weighted average number of shares outstanding – basic and fully diluted	9,153,407	8,767,251	9,124,115	7,870,542

IDEAL POWER INC.

Statements of Cash Flows

(unaudited)

	Nine Months Ended September 30,
	2025	2024
Cash flows from operating activities:
Net Loss	$(8,680,439)	$(7,822,039)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	276,332	250,936
Amortization of right of use asset	63,908	55,011
Write-off of capitalized patents	34,363	62,073
Write-off of property and equipment	6,211	15,371
Gain on lease termination	-	(15,319)
Stock-based compensation	997,840	1,163,808
Decrease (increase) in operating assets:
Accounts receivable	(30,808)	68,674
Inventory	31,319	21,320
Prepaid expenses and other current assets	147,322	171,870
Increase (decrease) in operating liabilities:
Accounts payable	125,082	(329,045)
Accrued expenses and other liabilities	116,535	219,483
Lease liability	(60,940)	(54,850)
Net cash used in operating activities	(6,973,275)	(6,192,707)

Cash flows from investing activities:
Purchase of property and equipment	(111,334)	(193,461)
Acquisition of intangible assets	(265,404)	(251,639)
Net cash used in investing activities	(376,738)	(445,100)

Cash flows from financing activities:
Net proceeds from issuance of common stock and pre-funded warrants	-	15,724,818
Exercise of options and warrants	110	1,105,655
Payment of taxes related to restricted stock unit vesting	(98,834)	(11,579)
Net cash provided by (used in) financing activities	(98,724)	16,818,894

Net Increase (decrease) in cash and cash equivalents	(7,448,737)	10,181,087
Cash and cash equivalents at beginning of period	15,842,850	8,474,835
Cash and cash equivalents at end of the period	$8,394,113	$18,655,922